Exhibit 99.1

CVR Partners Reports 2015 Fourth Quarter and Full Year Results
And Announces Cash Distribution of 27 Cents

SUGAR LAND, Texas (Feb. 18, 2016) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced fourth quarter 2015 net income of $18.7 million, or 26 cents per fully diluted common unit, on net sales of $66.0 million, compared to net income of $24.8 million, or 34 cents per fully diluted common unit, on net sales of $74.4 million for the fourth quarter a year earlier. Adjusted EBITDA, a non-GAAP financial measure, was $28.5 million for the fourth quarter of 2015, compared to adjusted EBITDA of $33.5 million for the fourth quarter of 2014.

Full year 2015 net income was $62.0 million, or 85 cents per fully diluted common unit, on net sales of $289.2 million, compared to $76.1 million of net income, or $1.04 per fully diluted common unit, on net sales of $298.7 million for full year 2014. Adjusted EBITDA for full year 2015 was $106.8 million compared to adjusted EBITDA of $110.3 million for the previous year.

Fourth quarter and full year 2015 results included approximately $0.8 million and $2.3 million, respectively, of transaction-related expenses associated with the Partnership’s announced agreement to acquire Rentech Nitrogen Partners, L.P.

“We are pleased with the operating performance of our Coffeyville plant,” said Mark Pytosh, chief executive officer. “During our turnaround in the third quarter of 2015, we performed maintenance and made upgrades across the entire facility. As a result of these efforts, we experienced record production levels for both ammonia and UAN for the fourth quarter of 2015.

“Also during the 2015 fourth quarter, we continued to make progress in planning for the integration of Rentech Nitrogen’s East Dubuque facility,” Pytosh said. “Earlier this week, Rentech Nitrogen’s unitholders approved the completion of the merger subject to the sale or spin-out of Rentech Nitrogen’s Pasadena facility prior to close. We currently anticipate closing by March 31, 2016. The strategic rationale for the merger remains firmly in place and we are excited about the opportunities to expand CVR Partners’ footprint into new markets and customer relationships.

“From a market perspective, the current pricing environment for nitrogen fertilizer is more challenging than in recent years, however the underlying demand for product in the United States remains intact,” he continued. “Based on a number of industry sources, we expect a similar amount of corn acres will be planted this year as compared to 2015. As a result, we expect solid demand for nitrogen fertilizer for spring planting.”

Operations

For the fourth quarter of 2015, average realized gate prices for UAN and ammonia were $221 per ton and $479 per ton, respectively, compared to $247 per ton and $547 per ton, respectively, for the same period in 2014. For the full year 2015, average realized gate prices for UAN and ammonia were $247 per ton and $521 per ton, respectively, compared to $259 per ton and $518 per ton, respectively, for the full year 2014.

CVR Partners produced 116,100 tons of ammonia during the fourth quarter of 2015, of which 6,100 net tons were available for sale while the rest was upgraded to 270,500 tons of UAN. In the 2014 fourth quarter, the plant produced 105,900 tons of ammonia and purchased an additional 3,900 tons of ammonia, of which 4,400 net tons were available for sale while the remainder was upgraded to 259,600 tons of UAN.

For full year 2015, CVR Partners produced 385,400 tons of ammonia and purchased an additional 29,300 tons of ammonia, of which 37,300 net tons were available for sale while the rest was upgraded to 928,600 tons of UAN. For full year 2014, the company produced 388,900 tons of ammonia and purchased an additional 33,600 tons of ammonia, of which 28,300 net tons were available for sale while the remainder was upgraded to 963,700 tons of UAN.

On-stream factors during the 2015 fourth quarter were 99.3 percent for gasification, 98.8 percent for the ammonia synthesis loop and 98.3 percent for the UAN conversion facility. Full year 2015 on-stream factors were 90.2 percent for gasification, 87.5 percent for the ammonia synthesis loop and 87.3 percent for the UAN conversion facility. Excluding the impact of the full-facility turnaround and the Linde air separation unit outages, 2015 full year on-stream factors would have been 99.9 percent for gasification, 97.7 percent for the ammonia synthesis loop and 97.6 percent for the UAN conversion facility.

Distributions

CVR Partners also announced today a fourth quarter 2015 distribution of 27 cents per common unit. The distribution, as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on March 7, 2016, to unitholders of record on Feb. 29, 2016.

CVR Partners’ fourth quarter cash distribution brings the cumulative cash distributions paid or declared for the 2015 full year to $1.11 per common unit.

CVR Partners, LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

2015 Fourth Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2015 fourth quarter Earnings Conference Call for analysts and investors on Thursday, Feb. 18, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of company developments, forward-looking information and other material information about business and financial matters.

The Earnings Conference Call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1004/13078. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at https://www.webcaster4.com/Webcast/Page/1004/13078. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13629392.

# # #

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kansas, CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Contacts:
Wes Harris
CVR Partners, LP
(281) 207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
CVR Partners, LP
(281) 207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited other than the statement of operations and cash flow data for the year ended December 31, 2014 and the balance sheet data as of December 31, 2014).

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(in millions, except per unit data)
Consolidated Statements of Operations Data:
Net sales (3)	$66.0	$74.4	$289.2	$298.7
Cost of product sold - Affiliates (1)	1.6	2.6	6.7	9.4
Cost of product sold - Third parties (1)	7.9	12.8	58.5	62.6
Direct operating expenses - Affiliates (1)	0.8	0.8	4.1	3.0
Direct operating expenses - Third parties (1)	22.5	20.9	102.0	95.9
Selling, general and administrative expenses - Affiliates (1) (2)	3.7	2.9	14.0	13.4
Selling, general and administrative expenses - Third parties (1) (2)	1.9	0.9	6.8	4.3
Depreciation and amortization	7.2	7.0	28.4	27.3
Operating income	20.4	26.5	68.7	82.8
Interest expense and other financing costs	(1.8)	(1.7)	(7.0)	(6.7)
Other income (expense), net	0.1	—	0.3	—
Income before income tax expense (benefit)	18.7	24.8	62.0	76.1
Income tax expense (benefit)	—	—	—	—
Net income	$18.7	$24.8	$62.0	$76.1

Net income per common unit - basic	$0.26	$0.34	$0.85	$1.04
Net income per common unit - diluted	$0.26	$0.34	$0.85	$1.04

Adjusted EBITDA*	$28.5	$33.5	$106.8	$110.3
Available cash for distribution*	$20.0	$30.0	$81.0	$102.0

Weighted average, number of common units outstanding (in thousands):
Basic	73,123	73,117	73,123	73,115
Diluted	73,131	73,133	73,131	73,139
________________________________

* See "Use of Non-GAAP Financial Measures" below.

(1)    Cost of product sold, direct operating expenses and selling, general and administrative expenses are all reflected exclusive of depreciation and amortization.

(2)
On August 9, 2015, CVR Partners entered into an Agreement and Plan of Merger with Rentech Nitrogen Partners, L.P. and Rentech Nitrogen GP, LLC (together, "Rentech Nitrogen"), with Rentech Nitrogen continuing as surviving entities and wholly-owned subsidiaries of CVR Partners. The Partnership incurred legal and other professional fees and other merger-related expenses that are referred to herein as expenses associated with the Rentech Nitrogen mergers. The Partnership incurred approximately $0.8 million and $2.3 million of expenses associated with the Rentech Nitrogen mergers for the three and twelve months ended December 31, 2015, respectively, which are included in selling, general and administrative expenses.

(3)        Below are the components of net sales:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(in millions)
Reconciliation to net sales:
Sales net at gate	$55.8	$64.0	$248.8	$259.3
Freight in revenue	7.1	6.9	27.2	27.5
Hydrogen revenue	2.8	3.1	11.8	10.1
Other	0.3	0.4	1.4	1.8
Total net sales	$66.0	$74.4	$289.2	$298.7

	As of December 31, 2015	As of December 31, 2014

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$50.0	$79.9
Working capital	72.9	89.9
Total assets	536.5	578.8
Total debt (1)	125.0	125.0
Total partners’ capital	385.6	413.9
________________________________

(1)    The credit facility matures in April 2016. The Partnership was provided a guaranty by Coffeyville Resources, LLC ("CRLLC"), pursuant to which CRLLC agreed to guaranty the indebtedness outstanding under the Partnership's credit facility until such time that the Partnership obtains third-party financing. If CRLLC is required to pay the indebtedness pursuant to this guaranty, then the Partnership's obligation to repay CRLLC for the indebtedness will be pursuant to a promissory note with a term of the lesser of two years or such time that the Partnership obtains third-party financing.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$21.4	$39.3	$78.4	$118.9
Investing activities	(4.6)	(7.6)	(16.9)	(21.0)
Financing activities	—	(19.8)	(91.4)	(103.1)
Net increase (decrease) in cash and cash equivalents	$16.8	$11.9	$(29.9)	$(5.2)

Capital expenditures for property, plant and equipment	$4.6	$7.6	$17.0	$21.1

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Key Operating Statistics:

Production volume (thousand tons):
Ammonia (gross produced) (1)	116.1	105.9	385.4	388.9
Ammonia (net available for sale) (1) (2)	6.1	4.4	37.3	28.3
UAN	270.5	259.6	928.6	963.7

Petroleum coke consumed (thousand tons)	134.1	130.0	469.9	489.7
Petroleum coke consumed (cost per ton)	$23	$27	$25	$28

Sales (thousand tons):
Ammonia	5.4	9.9	32.3	24.4
UAN	240.7	236.8	939.5	951.0

Product pricing at gate (dollars per ton) (3):
Ammonia	$479	$547	$521	$518
UAN	$221	$247	$247	$259

On-stream factors (4):
Gasification	99.3%	99.6%	90.2%	96.8%
Ammonia	98.8%	98.2%	87.5%	92.6%
UAN	98.3%	95.8%	87.3%	92.0%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$460	$588	$510	$539
UAN - Corn belt (dollars per ton)	$250	$293	$284	$314
______________________________

(1)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)   In addition to the produced ammonia, the Partnership acquired approximately 0 and 3.9 thousand tons of ammonia during the three months ended December 31, 2015 and 2014, respectively. The Partnership acquired approximately 29.3 thousand tons and 33.6 thousand tons of ammonia during the years ended December 31, 2015 and 2014, respectively.

(3)
Product pricing at gate represents net sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.

Excluding the impact of the Linde air separation unit outages, the on-stream factors would have been 100.0% for gasification, 100.0% for ammonia and 99.9% for UAN for the three months ended December 31, 2015.

Excluding the impact of the full facility turnaround and the Linde air separation unit outages, the on-stream factors would have been 99.9% for gasification, 97.7% for ammonia and 97.6% for UAN for the year ended December 31, 2015. Excluding the impact of the shutdown for installation of the waste heat boiler, pressure swing adsorption unit upgrade and the Linde air separation unit maintenance, the on-stream factors for the year ended December 31, 2014 would have been 98.2% for gasification, 94.3% for ammonia and 93.7% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP financial measures noted above, which are reconciled to our GAAP based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income before (i) interest (income) expense, (ii) income tax expense and (iii) depreciation and amortization expense.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of non-cash share-based compensation, and, when applicable, major scheduled turnaround expenses, loss on extinguishment of debt, loss on disposition of assets and expenses associated with the Rentech Nitrogen mergers.

We present EBITDA because we believe it allows users of our financial statements, such as investors and analysts, to assess our financial performance without regard to financing methods, capital structure or historical cost basis. We present Adjusted EBITDA because we have found it helpful to consider an operating measure that excludes expenses, such as major scheduled turnaround expenses, loss on extinguishment of debt, loss on disposition of assets and expenses associated with the pending Rentech Nitrogen mergers, relating to transactions not reflective of our core operations. When applicable, each of these expenses is discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our SEC reports, so that investors have complete information about expenses. In addition, we believe that it is useful to exclude from Adjusted EBITDA non-cash share-based compensation, although it is a recurring cost incurred in the ordinary course of business. In our view, non-cash share-based compensation, which also is presented in our financial statements and discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations, reflects a non-cash cost which may obscure, for a given period, trends in the underlying business, due to the timing and nature of the equity awards. We also present Adjusted EBITDA because it is the starting point used by the board of directors of our general partner when calculating our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income (loss) or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to common unitholders, help investors and analysts evaluate our ongoing operating results and allow for greater transparency in reviewing our overall financial, operational and economic performance by allowing investors to evaluate the same information used by management. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(in millions)
Net income	$18.7	$24.8	$62.0	$76.1
Add:
Interest expense and other financing costs, net	1.8	1.7	7.0	6.7
Depreciation and amortization	7.2	7.0	28.4	27.3
EBITDA	$27.7	$33.5	$97.4	$110.1
Add:
Major scheduled turnaround expenses	—	—	7.0	—
Share-based compensation, non-cash	—	—	0.1	0.2
Expenses associated with the Rentech Nitrogen mergers	0.8	—	2.3	—
Adjusted EBITDA	$28.5	$33.5	$106.8	$110.3

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income (loss) or operating income (loss), or any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the

Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

Available cash begins with Adjusted EBITDA reduced for cash needed for (i) net cash interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses, reserves for future operating or capital needs that the board of directors of the general partner deemed necessary or appropriate, and expenses associated with the Rentech Nitrogen mergers, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner, subject to the limitations in accordance with the Merger Agreement as discussed below. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

The Merger Agreement with Rentech Nitrogen includes customary restrictions on the conduct of the Partnership’s business prior to the completion of the mergers, generally requiring the Partnership to conduct its business in the ordinary course and subjecting the Partnership to a variety of specified limitations. In accordance with the terms of the Merger Agreement, beginning with the distribution for the third quarter of 2015 and until the closing of the mergers, the Partnership may not make or declare distributions in excess of available cash for distribution in respect of any quarter.

A reconciliation of Adjusted EBITDA to Available cash for distribution is as follows:

	Three Months Ended December 31,
	2015	2014

	(in millions, except units and per unit data)
Adjusted EBITDA	$28.5	$33.5
Adjustments
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.5)	(1.5)
Maintenance capital expenditures	(2.3)	(2.0)
Cash reserves for future turnaround expenses	(0.9)	—
Operating cash replenishment	(3.0)	—
Expenses associated with the Rentech Nitrogen mergers	(0.8)	—
Available cash for distribution	$20.0	$30.0
Available cash for distribution, per common unit	$0.27	$0.41
Common units outstanding (in thousands)	73,128	73,123